Exhibit 21
                                                                      ----------


                                                                October 31, 2001



                                            To the Management of
                                            Olimpia S.p.A.
                                            Viale Sarca, 222

                                            20126 - Milan
                                            -------------




                  We are referring to the request made by your Company (the "Beneficiary") to our Institution ("Mediobanca") for a credit line of (euro) 200 million, with a maximum term of 2 months.


                  Mediobanca confirms that it is willing to grant the above request, and the following is hereby agreed upon:



1) Mediobanca grants the Beneficiary a credit line (the "Line"), which will be identified with No. 4487, in the amount of

      (euro) 200,000,000. = (two hundred thousand).
      -------------------




2) The Beneficiary may use the Line one or several times ("Drawdowns," or in the singular, "Drawdown") after the execution of the contractual agreements.



      If, for any reason, the contractual agreements are not executed today, Mediobanca may deem this letter cancelled.



      The Line will be valid from the execution of the contractual agreements to December 31, 2001 (the "Last Reimbursement Date") and no Drawdown may take place if Mediobanca uses the rights referred to in clauses 4) and 9) below.

      Mediobanca will disburse, with today's value date, to the Beneficiary, a first Drawdown in the amount of (euro)200 Million, with a term of one week and maturity date of November 7, 2001.


3) In order to carry out each Drawdown, the Beneficiary must request it from Mediobanca, sending to the latter a communication by fax, drafted according to the model enclosed with letter (the "Request"), the receipt date of which by Mediobanca will be referred to hereinafter as the Request Date. If the Request Date be a Non-Business Day (understood as a bank business day in Italy) or if, although it is a Business Day, it is received after 12:00 p.m., the Request Date will be the first following Business Day after the day the Request has materially reached Mediobanca.

      The Request will be irrevocable and will commit the Beneficiary to withdraw the amount indicated therein it for the Drawdown on the preselected Disbursement Date--as defined below.


      The Request must indicate the characteristics of the Drawdown referred to in the Request, which characteristics may be chosen by the Beneficiary while mandatorily complying with the following:

      - amount (the "Amount"): not lower than(euro)2.5 million or multiples thereof;

      - disbursement date (the "Disbursement Date"): a Business Day not less than 2 and not more than 5 Business Days after the Request Date;

      -     term (the "Term"): 1 week or 1 month;

      - maturity date (the "Maturity date"): depending on the Term, the day that falls 1 week or 1 month after the Disbursement Date. if the Maturity date, established as indicated above, is not a Business Day, it will be postponed to the first following Business Day. The Maturity Date may not, in any event, be subsequent to the Last Reimbursement Date;


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

      - rate parameter (the "Parameter"): Euribor 1 week or Euribor 1 month, all as defined below, respectively, for Drawdowns with a term of 1 week or 1 month. Euribor 1 week and Euribor 1 month are understood as the Euro Interbank Offered Rate, respectively, at one week and one month, valid for the regulation of the Disbursement Date, as determined at 11:00 a.m. (Central Europe Time) by the Euribor Panel Steering Committee (usually two Business Days before the Disbursement Date) and communicated through the Reuters circuit, currently on page ATIA01, as well as in the main economic daily papers;

      - credit modality: in an account opened in name of the Beneficiary with the branch of a bank domiciled in Italy.


4) Mediobanca will have the right, at its exclusive choice, not to grant a requested Drawdown if the Request is substantially different from the enclosed model or if:

      a) the characteristics of the Drawdown indicated in the Request are not consistent with the provisions of clause 3 above);

      b) granting the Drawdown would increase, as of the Disbursement Date, the total principal amount of the Drawdown to be obtained from the Line above (euro) 200 million;

      c) the payment of any amount owed by the Beneficiary to Mediobanca in capital, interest and incidentals, if any, for any Drawdown, was not made in full on the established maturity dates;

      d)    the occurrence of one or several of the events set forth in items
            b), c), d) and e) of clause 9) below has been proven or is deemed possible.



5) The Beneficiary undertakes to reimburse the principal amount of each Drawdown, plus outstanding interest and incidentals, if any, on the Maturity Date.


      For the payment of the amounts owed by the Beneficiary to Mediobanca under each Drawdown--both in principal and interest and incidentals, if any--the Beneficiary undertakes to credit the respective amount in a timely


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

      fashion, with the same value date and availability as the Maturity Date, to the account of Mediobanca with the Milan Branch of IntesaBCI, notifying Mediobanca directly at the same time. The amounts reimbursed may be reused, in compliance with the provisions of clauses 2), 3) and 4) above.

6) The Beneficiary undertakes to credit to Mediobanca, after the Maturity Date of each Drawdown, the amount of the interest accrued in each period on the principal amount of the Drawdown; the amounts owed for this reason will be communicated in advance to the Beneficiary by Mediobanca.



                        The interest period of each Drawdown will include, for the calculation thereof, the Disbursement Date as the first day, and the Maturity Date as the last day.


      The interest on each Drawdown will be calculated on the basis of the actual number of days, divided by 360, at the established interest rate, plus 0.80 percentage points over the Parameter of the Drawdown. Mediobanca will communicate in time to the Beneficiary the interest rate which will be applied to each Drawdown.

      If, for any reason, the Parameter preselected for the determination of the interest rate is not available to be applied to a Drawdown, Mediobanca will communicate to the Beneficiary the interest rate at which the Drawdown may also be carried out, and the Beneficiary, if it intends to go ahead with the Drawdown, must confirm its agreement to in this respect to Mediobanca, by fax, within 24 hours from the communication of the latter.

      By November 7, 2001, the Beneficiary will pay to Mediobanca a flat commission of (euro) 250,000.

      It is understood that, should any of the following events take place within the term of the Line:

      - the competent Authority issues regulations under which Mediobanca is obliged to make, from its own provisions, certain investments, deposits or other operations whose yield is lower than the cost of the provision itself, or

      - modifications are introduced in the taxation of Mediobanca's provisions, or a modification is made in the current treatment of


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

            Interbank deposits from the viewpoint of the reserve obligation and/or the taxation thereof, to the detriment of Mediobanca,


      Mediobanca will communicate by fax to the Beneficiary the rate conditions to be applied to subsequent Drawdowns, and the Beneficiary must confirm its agreement in this respect to Mediobanca, by fax, within 2 Business Days from the communication of the latter. If the Beneficiary declares its disagreement with the new conditions proposed, or fails to answer said communication from Mediobanca, the unused amount of the Line will be cancelled.




7) If the Request shows that the Disbursement Date selected for a new Drawdown (the "New Drawdown") coincides with the Maturity Date of an already existing Drawdown ("Maturing Drawdown") and if the Maturing Drawdown and the New Drawdown are in the same Amount, rather than reimbursing the first and disbursing the second, the procedure to be used will be to extend the Maturing Drawdown to the Maturity Date of the New Drawdown, applying the new conditions for the extension period, with the understanding that the Beneficiary must, however, pay to Mediobanca the interest for the Maturing Drawdown until its original Maturity Date.


      Whenever the Amount of the New Drawdown is lower or higher than that of the Maturing Drawdown, the extension will take place in an amount lower or equal to that of the Maturing Drawdown, with the understanding that:

      - in the event of a lower Amount, the Beneficiary must pay to Mediobanca the interest for the Maturing Drawdown until its original Maturity Date, and must reimburse to Mediobanca, on the same date, the difference between the Amount of the Maturing Drawdown and the Amount of the New Drawdown;

      - in the event of a higher Amount, the Beneficiary must pay to Mediobanca the interest for the Maturing Drawdown until its original Maturity Date, while Mediobanca will disburse on the same date to the Beneficiary the difference between the Amount of the New Drawdown and the Amount of the Maturing Drawdown.




8) While also taking into account the recommendations of the Supervisory Authorities, the Beneficiary undertakes to send to Mediobanca all data and


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

      information possibly requested by Mediobanca, as well as the authorization for their possession and processing pursuant to law No. 675 of December 31, 1996.



9) Mediobanca will have the right to deem that the Beneficiary forfeited the benefit of term for existing Drawdowns--or that it opted out of these agreements or to deem them cancelled--in addition to the event that the Beneficiary defaults on one or several of the commitments set forth herein (except in the event of minor default) or in the events referred to in Art. 1186 of the Civil Code, also in the occurrence of one or several of the following events:


      a) in the hypothetical case that the amounts owed by the Beneficiary to Mediobanca in principal, interest and incidentals, if any, (even concerning one of the Drawdowns) are not fully paid in cash on the scheduled maturity dates. It is understood that the aforementioned right of Mediobanca may be exercised after notice to comply is sent to the Beneficiary, giving it a term of no less than fifteen days from the date of the letter sent by Mediobanca in such case;


      b) in the hypothetical case that the Beneficiary must be protested (except in the event of simple misunderstanding, readily resolved, or when its good faith is demonstrated) or of the Beneficiary, for any reason, must dissolve or decide on its own liquidation, or files for receivership or bankruptcy proceeding, or is subjected in any manner to bankruptcy proceedings or actions prejudicial for Mediobanca filed by third parties;


      c) if, for any reason, the Beneficiary should stop, suspend, reduce or substantially modify its own activity, or must decide to divest or transfer its own activity, or its own transformation, merger, spinoff or concentration with other companies, or if the current control situation of the Beneficiary is modified;

      d) in the occurrence of facts, conditions or circumstances concerning the legal, economic, assets or financial situation of the Beneficiary which, in the opinion of Mediobanca, cause a substantial impairment in the capacity of the Beneficiary to regularly cover the service of the line until its last maturity date;

      e) if the Beneficiary is deemed to have forfeited the benefit of term, or defaults on one or several drawdowns or on another financing or on any other existing financial operation. In addition, it is


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

            understood that, if the Beneficiary is deemed in default on the line hereunder, this will entitle Mediobanca and the other companies of the Gruppo Bancario Mediobanca to deem that the Beneficiary has forfeited the benefit of term including for any other financial operation existing at the time with the same subjects.


                  Whenever Mediobanca uses the right to deem that the Beneficiary has forfeited the benefit of term--or to opt out from these agreements or to deem them canceled--the unused amount of the line will be canceled and the Beneficiary will have the obligation to reimburse in cash, on the date indicated by Mediobanca, its entire debt to the latter, in principal, interest and incidentals, if any. It is understood that, regardless of whether or not such right is exercised, all the amounts owed for any reason and unpaid on the maturity date (including in advance) will be subject, from the maturity date to the value date of the actual payment, instead of the conditions referred to in clause 6) above, the late interest at the rate of two points above the rate, as determined and calculated based on said clause. Whenever said rate is not indicated, for any reason, as necessary for the determination of the late rate to be applied for an interest period, the rate applied for said period will be the late rate valid in the prior period. Whenever the late interest as determined above exceeds the maximum limit set forth pursuant to law No. 108 of March 7, 1996 ("Usury Provisions") and, as amended and expanded, the late interest will be calculated at the rate corresponding to such maximum limit.










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

10) No dispute arising between Mediobanca and the Beneficiary may suspend the Beneficiary's obligation to pay punctually all amounts owed to Mediobanca on the respective maturity dates.

      For any possible dispute arising from these agreements, the Court of Milan will have exclusive jurisdiction.

      The domicile of Mediobanca is at its Registered Office in Milan, Piazzetta Enrico Cuccia No. 1 and that of the Beneficiary at its Registered Office in Milan, Viale Sarca No. 222.

      The communications to be made by fax will be sent by Mediobanca to No. 02-8829277 (Attn: Middle Office Credits) and by the Beneficiary to No.
      02-......(Attn:..................). In the event of malfunction of the fax, such communications must be sent by letter, using special couriers.

      The Beneficiary and Mediobanca undertake to promptly communicate to the other party any modification of their domicile or fax numbers, with the understanding that such modifications will be effective only after receipt of the respective communication by the addressees.


11) The Beneficiary will pay any expense and charge, including of a tax nature, arising from or in connection with these agreements and their performance.


        To perfect the contractual agreements, for the purposes of clause 2) above, the Beneficiary will send to Mediobanca a letter, signed on every page, in which, after transcribing the full text of this document and of the respective enclosure, you will explicitly declare that you agree with Mediobanca on the contents of each of the eleven clauses above.


        Waiting to hear from you, we send to you our best regards.

                                MEDIOBANCA S.p.A.

enclosures: 1
tl/gi


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

Enclosure to the letter-agreement sent by Mediobanca S.p.A. to Olimpia S.p.A. on October 31, 2001.
--------------------------------------------------------------------------------

                                                  Milan,........................

To:
Mediobanca S.p.A.
Piazzetta Enrico Cuccia, 1
Milan
-----

                  Credit line of(euro)200 million granted to us by Mediobanca S.p.A. by letter-agreement of October 31, 2001. Request for drawdown
No....(1)...

        In reference to the credit line and letter-agreement governing it, as specified in reference, and reproducing below the definitions contained in said letter, we hereby request a drawdown - the availability of which is subject to your verification of the occurrence of the conditions precedent set forth in clause 4) of the letter-agreement in question - with the following characteristics:

o        Amount:.........(2).........;
         ------

o        Disbursement Date:   .........(2).........;  (or, if applicable,
                                                       beginning date of the
                                                       extension)

o        Term:  .........(2).........;
         ----

o        Parameter:      .........(2).........;
         ---------

o        Maturity Date:  .........(2).........;
         -------------

o        credit modality: to our c/a No.............with the Branch of

         .....................in..............................(3).

                  We declare that, to date, there has not been and there is no reason known to us in order to expect the occurrence of any of the events referred to in items b), c) d) and e), clause 9) of the letter-agreement in question.

                  Best regards.
                                                         OLIMPIA S.p.A.

                                                         ......................

----------
(1)   Sequence number, starting from 2.
(2) Fill out according to the principles indicated in clause 3) of the letter-agreement in question.
(3)   Do not fill out in the event of an extension.


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